Exhibit 99.1

Einstein Noah Restaurant Group Appoints John Coletta

as Chief Financial Officer

LAKEWOOD, CO – September 25, 2013 – Einstein Noah Restaurant Group, Inc. (NASDAQ: BAGL), a leader in the fast-casual segment of the restaurant industry operating under the Einstein Bros.® Bagels, Noah’s New York Bagels®, and Manhattan Bagel® brands, today announced the appointment of John Coletta as Chief Financial Officer, effective October 21, 2013. Mr. Coletta will assume the position formerly held by Manny Hilario, who was appointed Chief Operations Officer in July.

Jeff O’Neill, President and Chief Executive Officer, said, “We are pleased to welcome John, a great addition to the Einstein Noah team. Throughout his extensive career, he has demonstrated great ability in leading finance teams at both private and public companies across a number of different industries, while making impressive contributions along the way. As we continue to aggressively grow our concept nationwide, we are grateful to be strengthening our management team with such an experienced finance and restaurant leader, and look forward to his contributions.”

Mr. Coletta has over 25 years of experience in finance, strategy and executive management in restaurants, hospitality, retail & development. He currently holds the position of Chief Financial Officer at Quiznos, a restaurant concept with 3,000 units across 33 countries, where he also served as President of the Food Division.

In addition to his finance experience, Mr. Coletta has a broad base of experience in supply chain management, optimizing cash management and improving the supply processes along with strategies to improve food quality, cost and distribution reliability. Mr. Coletta’s prior roles include Chief Financial Officer at Real Goods Solar, a leading publicly traded, U.S. solar integration company with retail consumer facing operations; Chief Financial Officer/President at Cartridge World, a global franchising retail company with operations in more than 63 countries; and Chief Financial Officer/Chief Administrative Officer at Rock Bottom Restaurants, Inc., a formerly public, multi-brand national restaurant company that owns Old Chicago, Rock Bottom, Chophouse, Sing Sing and Boulder Beer.

Mr. Coletta began his career at Arthur Andersen LLP where he spent nearly a decade in its Audit and Business Advisory Division and received a Bachelor of Science in Accounting from Loyola Marymount University.

About Einstein Noah Restaurant Group

Einstein Noah Restaurant Group, Inc. is a leading company in the quick casual restaurant industry that operates franchises and licenses locations under the Einstein Bros.®, Noah’s New York Bagels® and Manhattan Bagel® brands. The Company’s retail system consists of over 820 restaurants in 40 states and the District of Columbia. It also operates a dough production facility. The Company’s stock is traded on the NASDAQ under the symbol BAGL. Visit www.einsteinnoah.com for additional information.

###

Media Contact

Kristina Jorge, ICR

646-277-1234

kristina.jorge@icrinc.com

Investor Contact

Raphael Gross, ICR

203-682-8253

raphael.gross@icrinc.com